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                     May 8, 2023

       Lisa Utzschneider
       Chief Executive Officer and Director
       Integral Ad Science Holding Corp.
       99 Wall Street, #1950
       New York, NY 10005

                                                        Re: Integral Ad Science
Holding Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 2, 2023
                                                            File No. 001-40557

       Dear Lisa Utzschneider:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Robert E. Goedert